Newmark Reports Third Quarter 2024 Financial Results 1
NEW YORK, NY - November 5, 2024 - Newmark Group, Inc. (Nasdaq: NMRK) ("Newmark" or "the Company"), a leading commercial real estate advisor and service provider to large institutional investors, global corporations, and other owners and occupiers, today, reported its financial results for the three and nine months ended September 30, 2024, and declared its quarterly dividend.

Comments from Barry M. Gosin, Chief Executive Officer of Newmark[1]
"Newmark's growth accelerated, as every major business line improved during the quarter. Our Capital Markets growth was led by a 45% increase in origination fees. We also produced double-digit increases in our Management and Servicing businesses, the fifth quarter in a row of strong growth. Our improved leasing results were led by growth in retail and industrial volumes, and we remain bullish on the long-term prospects for these property types. Our $686 million of revenue, up 11%, led to a more than 22% increase in earnings per share.
"Newmark’s strong pipeline of Capital Markets transactions is incredibly robust, and we expect this to continue throughout 2025. Demand for office leasing continues to improve as more companies commit to space and mandate returning to the workplace. In addition, our European expansion continued with the launch of our capital markets and leasing businesses in Germany, and we continue to add top talent in Paris and the UK. With an improved macroeconomic and monetary environment, sustained growth in demand for our services, and our continued market share gains, we are more excited than ever about Newmark's future."

SELECT RESULTS COMPARED WITH THE YEAR-EARLIER PERIOD2

Highlights of Consolidated Results (USD millions, except per share data)	3Q24	3Q23	Change	YTD 2024	YTD 2023	Change
Total Revenues	685.9	616.3	11.3%	$1,865.8	$1,722.9	8.3%
GAAP income before income taxes and noncontrolling interests ("GAAP pre-tax income")	33.2	22.5	47.4%	35.8	21.1	70.1%
GAAP net income for fully diluted shares	26.2	14.1	85.8%	23.0	8.3	177.0%
GAAP net income per fully diluted share	0.10	0.06	66.7%	0.09	0.03	200.0%
Adjusted Earnings before noncontrolling interests and taxes ("Pre-tax Adjusted Earnings")	95.5	77.8	22.8%	203.5	168.9	20.5%
Post-tax Adjusted Earnings to fully diluted shareholders ("Post-tax Adjusted Earnings")	83.0	65.9	25.9%	176.2	144.4	22.0%
Post-tax Adjusted Earnings per share ("Adjusted EPS")	0.33	0.27	22.2%	0.69	0.59	16.9%
Adjusted EBITDA ("AEBITDA")	112.6	96.3	17.0%	262.4	232.1	13.0%
RECENT NEWMARK HIGHLIGHTS
–Newmark's 11.3% revenue growth and strong operating leverage drove a 66.7% increase in GAAP net income per fully diluted share and a 22.2% improvement in Adjusted EPS.

–Capital Markets revenues grew by 18.5%, the fourth quarter in a row with a double-digit rise.
–Management Services, Servicing Fees, and Other increased by 11.4%, the fifth consecutive quarter of strong year-on-year growth.
–The Company advised on significant data center transactions, including a $3.4 billion joint venture ("JV") in Texas and another JV worth up to $5 billion to develop large-scale artificial intelligence and high performance computing data centers across the U.S.
–Arranged a $985 million loan to fund the construction of an ultra-luxury multifamily development in New York City.
–100% of the Company's growth was organic in the quarter.
1 Please note the following: (i) Unless otherwise stated, all financial results and volume or activity figures compare the third quarter of 2024 with the year-earlier period. (ii) The Company's previously stated 2026 targets are to generate over $3 billion in revenues and $630 million of Adjusted EBITDA in 2026. None of these or any other targets beyond 2024 should be considered formal guidance. (iii) For more on the "Recent Highlights", the sources of any economic or industry data contained herein, and on any long term targets mentioned, please see the section of this document titled "Other Useful Information", the forthcoming quarterly filing on Form 10-Q, the third quarter 2024 financial results presentation, and/or the relevant portions of the first and second quarter 2024 financial results presentations, all of which are or will be on the Company's website. (iv) See the section of this document titled "Certain Revenue Terms Defined" for more information on various revenue terms, including the definitions of "Capital Markets", "Fee Revenues", "Commission-Based Revenues", "Fees from Management Services, Servicing, and Other", "Pass Through Revenues", and "OMSR Revenues". The amounts of these items for various periods can be found in Newmark's supplemental tables on its investor relations website.

2 U.S. Generally Accepted Accounting Principles are referred to as “GAAP”. See the sections of this document including, but not limited to, “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Net Income to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, and "Net Leverage", including any footnotes to these sections, for the complete and/or updated definitions of these and other non-GAAP terms and how, when and why management uses them, and the differences between results under GAAP and non-GAAP for the periods discussed herein.

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REVENUE ANALYSIS3

Consolidated Revenues (USD millions)	3Q24	3Q23	Change	YTD 2024	YTD 2023	Change
Fees from Management Services, Servicing, and Other	$199.0	$179.8	10.7%	$567.2	$501.8	13.0%
Pass Through Revenues	83.6	73.9	13.0%	235.1	204.9	14.8%
Management Services, Servicing, and Other	282.6	253.7	11.4%	802.3	706.7	13.5%
Leasing and Other Commissions	214.6	203.3	5.6%	581.9	600.2	(3.0)%
Investment Sales	99.2	94.7	4.8%	261.8	244.3	7.2%
Fees from Commercial Mortgage Origination, net	63.3	43.6	45.2%	154.0	113.6	35.6%
OMSR Revenues	26.2	21.0	24.9%	65.8	58.1	13.1%
Capital Markets	188.7	159.3	18.5%	481.5	416.0	15.7%
Total revenues	685.9	616.3	11.3%	1,865.8	1,722.9	8.3%
Newmark increased revenues from Management Services, Servicing, and Other by 11.4%, which included strong organic growth from its GCS, Servicing, and Property Management businesses, as well as higher Valuation & Advisory fees. The Company increased revenues from Leasing and Other Commissions by 5.6%, led by growth in retail and industrial volumes.
Investment Sales fees rose by 4.8%, which reflected higher retail and office volumes. Newmark's debt business once again gained considerable market share, as Fees from Commercial Mortgage Origination, net, expanded by 45.2%, led by volume growth of 76.8% from Mortgage Brokerage and Debt Placement and 27.5% from GSE/FHA origination. In comparison, overall U.S. commercial and multifamily originations increased by approximately 25% in the quarter, while industry-wide GSE activity declined by 5%.
CONSOLIDATED EXPENSES4

Consolidated Expenses (USD millions)	3Q24	3Q23	Change	YTD 2024	YTD 2023	Change
Compensation and employee benefits under GAAP	$392.3	$371.3	5.7%	$1,098.0	$1,046.5	4.9%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	48.7	29.5	65.0%	125.7	84.8	48.2%
Non-compensation expenses under GAAP	204.2	188.6	8.2%	588.9	549.9	7.1%
Total expenses under GAAP	645.2	589.4	9.5%	1,812.6	1,681.3	7.8%
Pass through compensation expenses under GAAP	40.7	37.9	7.4%	121.8	111.6	9.2%
Other compensation and employee benefits	351.1	330.4	6.3%	974.5	931.1	4.7%
Compensation and employee benefits for Adjusted Earnings	391.8	368.3	6.4%	1,096.3	1,042.7	5.1%
Pass through non-compensation expenses under GAAP	42.9	36.0	19.0%	113.3	93.3	21.4%
Other non-compensation expenses	121.6	111.3	9.3%	363.6	349.5	4.0%
Non-compensation expenses for Adjusted Earnings	164.5	147.3	11.7%	476.9	442.8	7.7%
Total expenses for Adjusted Earnings	556.3	515.6	7.9%	1,573.2	1,485.4	5.9%
Compensation expenses reflect higher commission-based revenues. The increase in non-cash equity-based compensation is attributable to the approximately 87% year-on-year improvement in Newmark's stock price. An increase in value of the Company's common shares generally leads to higher tax deductible equity based compensation without any corresponding share dilution. Excluding pass-through items, non-compensation expenses under GAAP and Adjusted Earnings increased by 5.7% and 9.3%, respectively, primarily related to higher revenues from Management Services, Servicing Fees, and Other.
3 The following items are relevant when analyzing the year-on-year changes in revenues: (i) Newmark's fee revenues grew by 10.5% to $576.1 million in the third quarter of 2024. (ii) Industry investment sales volumes were roughly flat in the U.S. and fell by 2% in Europe during the quarter, according to preliminary data from MSCI. Such figures are often revised upwards later by MSCI. U.S. industry origination is based on Newmark Research's analysis of historical MBA figures and preliminary 2024 MSCI lending data. See today's financial results presentation and the forthcoming quarterly filing on Form 10-Q for more details on these and other industry statistics.

4 Please note following when analyzing the year-on-year changes in expenses: (i) Newmark's pass through compensation and non-compensation expenses are the same for GAAP and non-GAAP results for all periods. (ii) Excluding pass through items, total expenses for GAAP and Adjusted Earnings increased by 8.9% and 7.0%, respectively. (iii) The Company issued substantially more in employee loans in the first nine months of 2024 than in any prior fiscal year, other than full year 2023. Employee loans are recorded as part of Newmark's balance sheet as "Loans, forgivable loans and other receivables from employees and partners, net" and as part of "Cash Flows from Operating Activities", and primarily relate to the hiring of new revenue-generating professionals under long-term contracts. The forgivable portions of employee loans are recognized as compensation expense for GAAP and non-GAAP results over the life of the loans. These and certain other expenses related to such new hires are recorded beginning in the first applicable quarter, while the relevant professionals may not reach full productivity until their second or third years with the Company. (iv) The Company's equity-based compensation charges include "Issuance of common stock and exchangeability expenses", which move in the same direction as the Company's stock price, all else equal. During the third quarter of 2024, the average daily closing price of Newmark's Common Class A shares was approximately 87% higher compared with the average closing price during the third quarter of 2023, as per Bloomberg. See footnote 27 of the Company's most recent filings on Forms 10-K and 10-Q, as well as "Treatment of Equity-Based Compensation under Adjusted Earnings and Adjusted EBITDA" later in this document for more on equity-based compensation charges. (v) See "Critical Accounting Policies and Estimates" in the Company's filings on Forms 10-Q and/or 10-K and "Non-GAAP Financial Measures” later in this document for information on how non-cash GAAP gains attributable to OMSRs and GAAP amortization of mortgage servicing rights (“MSRs”) affect GAAP and non-GAAP results.

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TAXES AND NONCONTROLLING INTEREST5

Taxes And Noncontrolling Interest (USD millions)	3Q24	3Q23	Change	YTD 2024	YTD 2023	Change
GAAP provision for income taxes	$8.8	$8.4	5.9%	$14.4	$12.0	19.6%
Provision for income taxes for Adjusted Earnings	12.7	12.2	4.1%	29.0	25.9	12.0%
Net income (loss) attributable to noncontrolling interests for GAAP	6.5	4.2	55.7%	5.6	3.0	86.9%
Net loss attributable to noncontrolling interests for Adjusted Earnings	(0.2)	(0.3)	19.5%	(1.7)	(1.4)	(19.1)%
Taxes and net income attributable to noncontrolling interests generally move in tandem with Newmark's earnings. The Company's tax rate for Adjusted Earnings was 13.4% in the third quarter of 2024 compared with 15.7% a year earlier. The lower rate was driven by higher tax-deductible, non-cash, non-dilutive charges associated with appreciation in the Company's stock price.
CONSOLIDATED SHARE COUNT6

Consolidated Share Count (shares in millions)	3Q24	2Q24	3Q23	YTD 2024	YTD 2023
Fully diluted weighted-average share count under GAAP	255.0	255.6	247.2	255.4	243.9
Fully diluted weighted-average share count for Adjusted Earnings	255.0	255.6	247.2	255.4	243.9
Fully diluted weighted-average share count for Adjusted Earnings was down slightly compared with the second quarter of 2024. Year-over-year, the appreciation of Newmark’s stock price accelerated the recognition (according to GAAP) of 3.7 million RSUs, which was not related to the issuance of new shares. In addition, Newmark repurchased 7.6 million shares and units for $100.8 million during the quarter. On November 4, 2024, Newmark's Board of Directors (the "Board") increased the share repurchase and unit redemption authorization to $400 million.
SELECT BALANCE SHEET DATA7

Select Balance Sheet Data (USD millions)	September 30, 2024	December 31, 2023
Cash and cash equivalents	$178.6	$164.9
Total corporate debt	$770.4	$547.3
Total Equity	$1,492.3	$1,594.9
The balance sheet changes from year-end 2023 included cash generated by the business and incremental corporate debt, partially offset by cash used with respect to the hiring of revenue-generating professionals, returning capital to shareholders, and normal movements in working capital. As of September 30, 2024, Newmark's net leverage was 1.4 times.
ONLINE AVAILABILITY OF INVESTOR PRESENTATION AND ADDITIONAL FINANCIAL TABLES
Newmark's quarterly supplemental Excel tables include revenues, earnings, and other metrics for periods from 2018 through the third quarter of 2024. The Excel tables and the Company’s quarterly financial results presentation are available for download at ir.nmrk.com. These materials include other useful information that may not be contained herein.
DIVIDEND INFORMATION
On November 4, 2024, Newmark's Board declared a qualified quarterly dividend of $0.03 per share payable on December 5, 2024, to Class A and Class B common stockholders of record as of November 21, 2024, which is the same as the ex-dividend date.
5 The table with "other income" under GAAP and for non-GAAP results can be found later in this document.

6 Note following: (i) The fully diluted weighted-average share count under GAAP may differ in certain periods from the fully diluted weighted-average share count for Adjusted Earnings to avoid anti-dilution, which also impacts GAAP net income for fully diluted shares.(ii) Newmark repurchased 16.5 million shares and units for $193.5 million during the nine months ended September 30, 2024. (iii) Under the GAAP treasury stock method, the Company's fully diluted share count moves in tandem with its stock price over a given period, all else equal. The accelerated recognition of RSUs did not represent the issuance of new shares or share equivalents. (iv) "Spot” may be used interchangeably with the end-of-period share count. Please see the Company's quarterly financial results presentations and/or filings on Forms 10-K and 10-Q for information on its spot share count for the relevant periods.

7 The following items are relevant when analyzing the year-on-year changes in certain items related to cash flow and the balance sheet: (i) “Total equity” in this table is the sum of “redeemable partnership interests,” “noncontrolling interests” and “total stockholders' equity”. (ii) “Total corporate debt” in this table excludes “Warehouse facilities collateralized by U.S. Government Sponsored Enterprises”. Newmark uses its warehouse lines and repurchase agreements for short-term funding of mortgage loans originated under its GSE and FHA lending programs, and such amounts are generally offset by “Loans held for sale, at fair value” on the balance sheet. These loans are typically sold within 45 days. Loans made using Newmark’s warehouse lines are recourse to Berkeley Point Capital LLC, but non-recourse to Newmark Group. (iii) “Liquidity”, when discussed or shown, excludes marketable securities that have been financed. Unlike certain other companies' definition of liquidity, Newmark's does not include the value of its undrawn revolving credit line(s). See the section titled “Liquidity Defined” and any related reconciliation tables, when relevant. (iv) "Net debt", when used, is defined as total debt, net of cash or, if applicable, total liquidity, while "net leverage", when used, is a non-GAAP measure that equals net debt divided by trailing twelve month Adjusted EBITDA. (v) See "Cash generated by the business" under "Other Useful Information" for more on this analytic. (iv) Capital returns included share or unit repurchases, dividends, and distributions.

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UPDATED OUTLOOK FOR 20248

Metric	Updated FY 2024 Outlook	YoY Change	Prior Outlook	FY 2023 Actual
Total Revenues (millions)	$2,620 - $2,680	6% - 9%	3% - 7%	$2,470.4
Adjusted Earnings Per Share	$1.11 - $1.17	6% - 11%	5% - 9%	$1.05
Adjusted Earnings Tax Rate	13% - 15%		15% - 18%	15.1%
Adjusted EBITDA (millions)	$410 - $430	3% - 8%	5% - 9%	$398.3
The fourth quarter of 2023 included revenues from Newmark's advisory role for the FDIC in its sale of the $39.5 billion Signature Bridge Bank loan portfolio. Additionally, fourth quarter 2023 Adjusted EBITDA included a favorable $12.8 million legal settlement. This amount was excluded from Adjusted EPS, which is consistent with Newmark's non-GAAP methodology.
CONFERENCE CALL
Newmark will host a conference call at 10:00 a.m. ET today to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company's Non-GAAP results and which contains other useful information, is expected to be accessible via the following sites:
http://ir.nmrk.com or https://event.webcasts.com/starthere.jsp?ei=1692463&tp_key=fa28476e56
After pre-registering, you will receive your access details via email. For those who are unable to join the webcast, the Company has posted dial-in information on the event's webpage. Please note that those who dial in may experience delays in joining the live call.
A webcast replay of the conference call is expected to be accessible at the same websites within 24 hours of the live call and will be available for 365 days following the call. The Company highly recommends that investors use the webcast to access the call to avoid the possibility of experiencing extended wait times via the dial-in phone numbers.
CERTAIN REVENUE TERMS DEFINED
Fee and Non-fee Revenues
The Company’s total revenues include certain Management services revenues that equal their related expenses. These revenues represent fully reimbursable compensation and non-compensation costs recorded as part of Newmark's Global Corporate Services ("GCS") and Property management businesses. Such revenues therefore have no impact on the Company's GAAP or non-GAAP earnings measures and may be referred to as "Pass through revenues". The amounts recorded as Pass through revenues are also recorded as "Pass through expenses". Newmark's Total revenues also include non-cash gains with respect to originated mortgage servicing rights (“OMSRs”), which represent the fair value of expected net future cash flows from servicing recognized at commitment, net. Such non-cash gains may also be called "OMSR revenues." Newmark may also refer to Pass through revenues and OMSR revenues together as “Non-fee revenues”, and the remainder of its total revenues as "Fee revenues".
Management services, servicing fees, and other
"Servicing and other revenues" may be called Newmark's "servicing business" and includes servicing fees, interest income on loans held for sale, escrow interest, and yield maintenance fees, which all relate primarily to Newmark's multifamily GSE/FHA business. "Management services, servicing fees, and other" (which may also be referred to as "recurring revenues", "recurring businesses", or "management businesses") includes all pass through revenues, as well as fees from Newmark's servicing business, GCS, Property Management, its flexible workspace platform, and Valuation & Advisory, as well as all revenues generated by Spring11. Fees from management services, servicing, and other" are revenues from all recurring businesses excluding Pass through revenues.
Beginning in the first quarter of 2024, the portion of Spring11's revenues associated with its servicing and asset management portfolio were no longer reported under "Management services" but were instead recorded as part of "Servicing and other revenues" for all periods from the first quarter of 2023 onwards. This change had no impact on the overall line items "Fees from management services, servicing, and other" and "Management services, servicing fees, and other", or on the Company's consolidated results.
Capital Markets
"Fees from commercial mortgage origination, net" includes origination fees related to Newmark's multifamily GSE/FHA9 business (which may be used interchangeably with "Loan originations related fees and sales premiums, net") and fees from Commercial mortgage brokerage and debt placement. Beginning in the second quarter of 2024 and retrospectively, "Capital markets" includes Fees from commercial mortgage origination, net, "Investment sales", and "OMSR revenues".
Leasing and Other Commissions
Leasing and Other Commissions includes fees from landlord (or "agency") representation and tenant (or "occupier") representation.
8 Please note the following with respect to Newmark's outlook: (i) See the accompanying quarterly investor presentation for more information with respect to Newmark's outlook and targets. (ii) The outlook for Adjusted Earnings taxes represents the absolute expect range of the rate. (iii) The Company's 2024 outlook excludes the potential impact of any future acquisitions and assumes no meaningful changes in Newmark's stock price compared with the closing price on November 4, 2024. (iv) The Company's expectations are subject to change based on various macroeconomic, social, political, and other factors. See also “Timing of Outlook for Certain GAAP and Non-GAAP Items” for a discussion of why it is difficult to forecast certain GAAP results without unreasonable effort.

9 The government-sponsored enterprises ("GSEs") involved in multifamily lending are Fannie Mae and Freddie Mac, while "FHA" stands for the Federal Housing Administration.

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Commission-based Revenues
Newmark's "commission-based" revenues include Leasing and Other Commissions, Fees from commercial mortgage origination, net, Investment sales, and Valuation & Advisory. Brokers and originators in these businesses (who together may be referred to as "producers") and revenue-generating Valuation & Advisory professionals earn a substantial portion, or all their compensation based on their production. Commission-based revenues exclude OMSR revenues, because Newmark does not compensate its professionals based on this non-cash item.
Contractual Business
"Contractual business”, which may be used interchangeably with "contractual services" or "contractual revenues", is defined as business for which the Company has a contract with a client that is generally for a year or longer. Contractual business, when quantified, includes all revenues related to landlord representation (or “agency”) leasing, loan servicing (including escrow interest income), outsourcing (including property management, facilities management, and asset management), and lease administration. It also includes certain fees under contract produced by the Company’s flexible workspace and tenant representation service lines.
Additional details on current and historical amounts for certain of Newmark's revenues are available in the Company's quarterly supplemental Excel tables.
OTHER USEFUL INFORMATION
Recent Acquisitions and Hires
For additional information about key hires thus far in 2024, see press releases including: "Newmark Expands Germany Presence, Naming Top Industry Leader Marcus Lütgering as Country Head to Drive Growth and Strategy"; "Newmark Adds Steve Williamson and Matthew Kang to UK & EMEA Capital Markets Team"; "Newmark Hires Evan Williams as Head of Affordable Housing Debt & Structured Finance, Expanding Client Service Offerings"; "Newmark Hires Bryan Beel as Valuation & Advisory Multifamily Specialty Practice Leader"; "Newmark Announces Valuation & Advisory has Opened in Singapore"; "Newmark Lands Leading National Affordable Housing Advisory Team", "Newmark Launches Paris Office, Bolstering Global Expansion with Key Talent Additions", "Newmark Hires Matthew Featherstone as Head of Debt & Structured Finance for the UK and Europe", and "Newmark Expands Debt Platform in Partnership with U.S. Capital Markets Team, Industry Powerhouse Jonathan Firestone to Join and Co-Head". Please also see additional releases and/or articles with respect to those whose hiring was announced between January 1, 2024, and November 4, 2024 in the "Media" section of Newmark's main website.
On March 10, 2023, the Company acquired London-based real estate advisory firm, Gerald Eve, which operates from nine U.K. offices across multiple business lines and property types. The firm generated a majority of its fiscal year 2022 total revenues from management services, and has particular strength in capital markets, corporate real estate advisory, planning and development, tenant representation, landlord (or agency) leasing, and valuation. For the trailing twelve months ended March 31, 2023, MSCI ranked Gerald Eve at number three for U.K. industrial investment sales.
In the first quarter of 2023, Newmark purchased the approximately 49% of Spring11 that it did not already own, having held a controlling stake since 2017. The acquisition of the balance of Spring11 significantly increased the size of the Company's overall servicing and asset management portfolio. Spring11 provides commercial real estate due diligence, consulting, asset management and limited servicing, as well as advisory services to a variety of clients, including lenders, investment banks and investors. For more information on these acquisitions, please see the Company's most recent Quarterly Report on Form 10-Q or its most recent Annual Report on Form 10-K, and/or the following the press release on its website: "Newmark Acquires Top UK-Based Real Estate Advisory Firm Gerald Eve".
Recent Notable Transactions
For additional information about certain recent notable transactions for which Newmark acted as an advisor, please see press releases including: "Newmark Advises on $3.4 Billion Joint Venture on One Million-Square-Foot Texas Data Center"; "Newmark Advises on $5 Billion Joint Venture Partnership to Develop AI/High-Power Computer (HPC) Data Centers Across the U.S."; and "Newmark Secures $985 Million Financing on Behalf of 80 Clarkson Developers in New York City." Please also see additional releases and/or articles with respect to year-to-date transactions and client wins in the "Media" section of Newmark's main website.
Signature Transactions
The book value of the overall loan portfolio was approximately $60 billion when Newmark was retained as an advisor by the FDIC and approximately $53 billion when the Company began marketing the loans, while the completed transactions had a combined notional value of $39.5 billion. The latter figure consisted of $21.7 billion of equity placements recorded as part of the Company's Investment Sales volumes and $17.8 billion of loan sales recorded as Mortgage Brokerage and Debt Placement. A portion of the loans did not relate to real estate. For more information, please see various announcements, press releases, and other information on the FDIC website, including: "FDIC Announces Upcoming Sale of the Loan Portfolio from the Former Signature Bank, New York, New York", "SIGF-23 Sale Announcement $18.5 Billion All Cash Loan Sale", "SIGCRE-23 Sale Announcement $33.22 Billion Commercial Real Estate Loan Portfolio", "FDIC Signature Bank Receivership Sells 20 Percent Equity Interest in Entity Holding $9 Billion Rent-Stabilized / Rent-Controlled Multifamily Loans", "FDIC Signature Bridge Bank Receivership Sells Five Percent Equity Interest in Entities Holding $5.8 Billion of Rent-Stabilized / Rent-Controlled Multifamily Loans", and "FDIC Signature Bridge Bank Receivership Sells 20 Percent Equity Interest in Entity Holding $16.8 Billion of Commercial Real Estate Loans".
Cash Generated by the Business
Cash generated by the business means "Net cash provided by (used in) operating activities excluding loan originations and sales", before the impact of cash used for "Loans, forgivable loans and other receivables from employees and partners" (which Newmark considers to be a form of investment, but which is recorded as part of Cash Flows from Operating Activities) and the impact of cash used with respect to the 2021

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Equity Event.10 For more information, see the section of the Company's quarterly supplemental Excel tables titled "Details of Certain Components Of ‘Net Cash Provided By (Used In) Operating Activities’".
Newmark and Industry Volumes and/or Data
All industry volume figures are preliminary unless otherwise noted. Please see the accompanying supplemental Excel tables and quarterly financial results presentation on the Company's investor relations website, as well as Newmark's forthcoming Quarterly Report on Form 10-Q for more information with respect to volumes for Newmark and/or the industry and for other relevant industry and macroeconomic data. The quarterly results presentation and forthcoming 10-Q contain or will include detailed sources for such information.
Other Items
Investors may find the following information useful: (i) Throughout this document, certain other reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Unless otherwise stated, any such changes would have had no impact on consolidated total revenues or earnings under GAAP or for Adjusted Earnings, all else being equal. Certain numbers in the tables or elsewhere throughout this document may not sum due to rounding. (ii) Rounding may have also impacted the presentation of certain year-on-year percentage changes. (iii) Decreases in losses may be shown as positive percentage changes in the financial tables. (iv) Changes from negative figures to positive figures may be calculated using absolute values, resulting in positive percentage changes in the tables.
10 The "Impact of the 2021 Equity Event" is defined in the section of this document called "Excluded Compensation-Related Items with Respect to the 2021 Equity Event under Adjusted Earnings and Adjusted EBITDA" under “Non-GAAP Financial Measures”. For additional details on how the 2021 Equity Event impacted share count, cash flow, and GAAP expenses, see the section of the Company's second quarter 2021 financial results press release titled "Additional Details About the Impact of Nasdaq and the 2021 Equity Event" and the related SEC filing on Form 8-K, as well as any subsequent disclosures in filings on Forms 10-Q and/or 10-K.

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NEWMARK GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	September 30,	December 31,
	2024	2023
Assets
Current Assets:
Cash and cash equivalents	$178,583	$164,894
Restricted cash	105,755	93,812
Loans held for sale, at fair value	1,027,781	528,944
Receivables, net	542,889	622,508
Other current assets	138,171	95,946
Total current assets	1,993,179	1,506,104
Goodwill	783,173	776,547
Mortgage servicing rights, net	506,962	531,203
Loans, forgivable loans and other receivables from employees and partners, net	788,233	651,197
Right-of-use assets	540,072	596,362
Fixed assets, net	173,273	178,035
Other intangible assets, net	73,003	83,626
Other assets	146,161	148,501
Total assets	$5,004,056	$4,471,575

Liabilities and Equity:
Current Liabilities:
Warehouse facilities collateralized by U.S. Government Sponsored Enterprises	$985,801	$498,631
Accrued compensation	343,131	400,765
Accounts payable, accrued expenses and other liabilities	627,058	583,564
Payables to related parties	6,045	6,644
Total current liabilities	1,962,035	1,489,604
Long-term debt	770,405	547,260
Right-of-use liabilities	527,311	598,044
Other long-term liabilities	251,982	241,741
Total liabilities	$3,511,733	$2,876,649

Equity:
Total equity (1)	1,492,323	1,594,926
Total liabilities and equity	$5,004,056	$4,471,575

(1) Includes "redeemable partnership interests," "noncontrolling interests" and "total stockholders' equity."

7

NEWMARK GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenues:	2024	2023	2024	2023
Management services, servicing fees and other	$282,623	$253,749	$802,335	$706,701
Leasing and other commissions	214,581	203,268	581,937	600,185
Capital markets	188,708	159,266	481,514	416,040
Total revenues	685,912	616,283	1,865,786	1,722,926

Expenses:
Compensation and employee benefits	392,277	371,250	1,097,994	1,046,531
Equity-based compensation and allocations of net income to limited partnership units and FPUs	48,749	29,548	125,678	84,805
Total compensation and employee benefits	441,026	400,798	1,223,672	1,131,336
Operating, administrative and other	151,942	140,930	437,622	406,738
Fees to related parties	7,638	6,244	21,847	20,863
Depreciation and amortization	44,576	41,463	129,430	122,327
Total non-compensation expenses	204,156	188,637	588,899	549,928
Total operating expenses	645,182	589,435	1,812,571	1,681,264

Other income, net:
Other income, net	321	3,203	5,944	4,118
Total other income, net	321	3,203	5,944	4,118

Income from operations	41,051	30,051	59,159	45,780
Interest expense, net	(7,863)	(7,542)	(23,341)	(24,727)
Income before income taxes and noncontrolling interests	33,188	22,509	35,818	21,053
Provision for income taxes	8,847	8,356	14,378	12,019
Consolidated net income	24,341	14,153	21,440	9,034

Less: Net income attributable to noncontrolling interests	6,547	4,206	5,620	3,007

Net income available to common stockholders	$17,794	$9,947	$15,820	$6,027

Per share data:
Basic earnings per share
Net income available to common stockholders	$17,794	$9,947	$15,820	$6,027
Basic earnings per share	$0.10	$0.06	$0.09	$0.03
Basic weighted-average shares of common stock outstanding	170,088	174,129	172,767	173,549

Fully diluted earnings per share
Net income for fully diluted shares	$26,151	$14,075	$22,968	$8,293
Fully diluted earnings per share	$0.10	$0.06	$0.09	$0.03
Fully diluted weighted-average shares of common stock outstanding	254,970	247,240	255,376	243,882

Dividends declared per share of common stock	$0.03	$0.03	$0.09	$0.09
Dividends paid per share of common stock	$0.03	$0.03	$0.09	$0.09

8

NEWMARK GROUP, INC.
SUMMARIZED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net cash provided by (used in) operating activities	$(85,245)	$413,540	$(412,513)	$(485,938)
Net cash provided by (used in) investing activities	(10,682)	95,314	(27,302)	(38,205)
Net cash provided by (used in) financing activities	102,066	(527,283)	465,447	444,466
Net increase (decrease) in cash and cash equivalents and restricted cash	6,139	(18,429)	25,632	(79,677)
Cash and cash equivalents and restricted cash at beginning of period	278,199	251,704	258,706	312,952
Cash and cash equivalents and restricted cash at end of period	$284,338	$233,275	$284,338	$233,275

Net cash provided by (used in) operating activities excluding loan originations and sales (1)	$109,662	$89,053	$56,386	$(7,313)

(1) Includes loans, forgivable loans and other receivables from employees and partners in the amount of $24.0 million and $31.8 million for the three months ended September 30, 2024 and 2023, respectively, and $209.8 and $209.6 million for the nine months ended September 30, 2024 and 2023, respectively. Excluding these loans, net cash provided by (used in) operating activities excluding loan originations and sales would be $133.7 million and $120.8 million for the three months ended September 30, 2024 and 2023, respectively, and $266.2 million and $202.3 million for the nine months ended September 30, 2024 and 2023, respectively.
The Condensed Consolidated Statements of Cash Flows are presented in summarized form. For complete Condensed Consolidated Statements of Cash Flows, please refer to Newmark's Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, to be filed with the Securities and Exchange Commission in the near future.

9

NON-GAAP FINANCIAL MEASURES
This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). Non-GAAP financial measures used by the Company include "Adjusted Earnings before noncontrolling interests and taxes", which is used interchangeably with "Pre-tax Adjusted Earnings"; "Post-tax Adjusted Earnings to fully diluted shareholders", which is used interchangeably with "Post-tax Adjusted Earnings"; "Adjusted EBITDA"; and "Liquidity". The definitions of these and other non-GAAP terms are below.
The Company has made certain clarifications of and/or changes to its non-GAAP measures, including “Calculation of Non-Compensation Expense Adjustments for Adjusted Earnings” that will be applicable for reporting periods beginning with the third quarter of 2023 and thereafter, as described below.
Historically, Adjusted Earnings excluded gains or charges related to resolutions of litigation, disputes, investigations, or enforcement matters that are generally non-recurring, exceptional, or unusual, or similar items that that management believes do not best reflect Newmark’s underlying operating performance. To help management and investors best assess Newmark’s underlying operating performance and for the Company to best facilitate strategic planning, beginning with the third quarter of 2023 and thereafter, calculations of Adjusted Earnings will also exclude unaffiliated third-party professional fees and expense related to these items. Newmark has not modified any prior period non-GAAP measures, as it has determined such amounts were immaterial to previously reported results.
ADJUSTED EARNINGS DEFINED
Newmark uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. Newmark believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.
As compared with “Income (loss) before income taxes and noncontrolling interests” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders, as well as certain gains and charges that management believes do not best reflect the underlying operating performance of Newmark. Adjusted Earnings is calculated by taking the most comparable GAAP measures and making adjustments for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.
CALCULATIONS OF COMPENSATION ADJUSTMENTS FOR ADJUSTED EARNINGS AND ADJUSTED EBITDA
Treatment of Equity-Based Compensation under Adjusted Earnings and Adjusted EBITDA
The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:
–Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common stock or partnership units with a capital account may be funded by the redemption of preferred units such as PPSUs.
–Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock at ratios designed to cover any withholding taxes expected to be paid. The Company believes that this is an acceptable alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.
–GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.
–Charges related to amortization of restricted stock units (“RSUs”), limited partnership units, restricted stock awards, other equity-based awards.
–Charges related to grants of equity awards, including common stock, RSUs, restricted stock awards, or partnership units with capital accounts.
–Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.

10

The amount of certain quarterly equity-based compensation charges is based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes”.
Virtually all of Newmark’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of Newmark’s fully diluted shares are owned by its executives, partners, and employees. The Company issues limited partnership units, RSUs, restricted stock, as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and growth.
All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, certain HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units (other than preferred units) are expected to be paid a pro-rata distribution based on Newmark’s calculation of Adjusted Earnings per fully diluted share.
Certain Other Compensation-Related Items under Adjusted Earnings and Adjusted EBITDA
Newmark also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period from its calculation of Adjusted Earnings and Adjusted EBITDA. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans.
The Company also excludes compensation charges related to non-cash GAAP gains attributable to originated mortgage servicing rights (“OMSRs”) because these gains are also excluded from Adjusted Earnings and Adjusted EBITDA. OMSRs represent the fair value of expected net future cash flows from servicing recognized at commitment, net.
Excluded Compensation-Related Items with Respect to the 2021 Equity Event under Adjusted Earnings and Adjusted EBITDA
Newmark does not view the cash GAAP compensation charges related to 2021 Equity Event (the "Impact of the 2021 Equity Event") as being reflective of its ongoing operations. These consisted of charges relating to cash paid to independent contractors for their withholding taxes and the cash redemption of HDUs. These had been recorded as expenses based on Newmark's previous non-GAAP definitions, but were excluded in the recast non-GAAP results beginning in the third quarter of 2021 for the following reasons:
–But for the 2021 Equity Event, the items comprising such charges would have otherwise been settled in shares and been recorded as equity-based compensation in future periods, as is the Company's normal practice. Had this occurred, such amounts would have been excluded from Adjusted Earnings and Adjusted EBITDA and would also have resulted in higher fully diluted share counts, all else equal.
–Newmark views the fully diluted share count reduction related to the 2021 Equity Event to be economically similar to the common practice among public companies of issuing the net amount of common shares to employees for their vested stock-based compensation, selling a portion of the gross shares pay applicable withholding taxes, and separately making open market repurchases of common shares.
–There was nothing comparable to the 2021 Equity Event in 2020 and nothing similar is currently contemplated after 2021. Accordingly, the only prior period recast with respect to the 2021 Equity Event was the second quarter of 2021.
Calculation of Non-Compensation Expense Adjustments for Adjusted Earnings
Newmark’s calculation of pre-tax Adjusted Earnings excludes GAAP gains or charges related to the following:
–Non-cash amortization of intangibles with respect to acquisitions.
–Other acquisition-related costs, including unaffiliated third-party professional fees and expenses.
–Resolutions of non-recurring, exceptional or unusual gains or charges related to resolutions of litigation, disputes, investigations, or enforcement matters that are generally non-recurring, exceptional, or unusual, or similar items that that management believes do not best reflect Newmark’s underlying operating performance, including related unaffiliated third-party professional fees and expenses.
–Non-cash gains attributable to OMSRs.
–Non-cash amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Under GAAP, the Company recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings and Adjusted EBITDA in future periods.
–Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill, and/or intangible assets created from acquisitions.

11

Calculation of Other income (loss) for Adjusted Earnings and Adjusted EBITDA
Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may in some periods include:
–Unusual, non-ordinary or non-recurring gains or charges.
–Non-cash GAAP asset impairment charges.
–Gains or losses on divestitures.
–The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the variable share forward agreements with respect to Newmark’s receipt of the payments from Nasdaq, Inc. (“Nasdaq”), in 2021 and 2022 and the 2020 Nasdaq payment (the “Nasdaq Forwards”).
–Mark-to-market adjustments for non-marketable investments.
–Certain other non-cash, non-dilutive, and/or non-economic items.
Due to Nasdaq’s sale of its U.S. fixed income business in the second quarter of 2021, the Nasdaq Earn-out and related Forward settlements were accelerated, less certain previously disclosed adjustments. Because these shares were originally expected to be received over a 15 year period ending in 2027, the Earn-out had been included in calculations of Adjusted Earnings and Adjusted EBITDA under Newmark's previous non-GAAP methodology. Due to the acceleration of the Earn-out and the Nasdaq Forwards, the Company now views results excluding certain items related to the Earn-out to be a better reflection of the underlying performance of Newmark’s ongoing operations. Therefore, beginning with the third quarter of 2021, other income (loss) for Adjusted Earnings and Adjusted EBITDA also excludes the impact of the below items from relevant periods. These items may collectively be referred to as the "Impact of Nasdaq".
–Realized gains related to the accelerated receipt on June 25, 2021, of Nasdaq shares.
–Realized gains or losses and unrealized mark-to-market gains or losses with respect to Nasdaq shares received prior to the Earn-out acceleration.
–The impact of any unrealized non-cash mark-to-market gains or losses on “Other income (loss)” related to the Nasdaq Forwards. This item was historically excluded under the previous non-GAAP definitions.
–Other items related to the Earn-out.
Newmark's calculations of non-GAAP “Other income (loss)” for certain prior periods includes dividend income on its Nasdaq shares, as these dividends contributed to cash flow and were generally correlated to Newmark's interest expense on short term borrowing against such shares. As Newmark sold 100% of these shares between the third quarter of 2021 and the first quarter of 2022, both its interest expense and dividend income declined accordingly.
METHODOLOGY FOR CALCULATING ADJUSTED EARNINGS TAXES
Although Adjusted Earnings are calculated on a pre-tax basis, Newmark also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.
The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, Newmark estimates its full fiscal year GAAP Income (loss) before income taxes and noncontrolling interests and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to Newmark’s quarterly GAAP income before income taxes and noncontrolling interests. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.
To determine the non-GAAP tax provision, Newmark first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation, certain charges related to employee loan forgiveness, certain net operating loss carryforwards when taken for statutory purposes, and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans, changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange, changes in the value of RSUs and/or restricted stock awards between the date of grant and the date the award vests, variations in the value of certain deferred tax assets and liabilities, and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.
After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which Newmark then applies the statutory tax rates to determine its non-GAAP tax provision. Newmark views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.
Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

12

Newmark incurs income tax expenses based on the location, legal structure, and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state, and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., Newmark is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100% of earnings were taxed at global corporate rates.
CALCULATIONS OF PRE- AND POST-TAX ADJUSTED EARNINGS PER SHARE
Newmark’s pre-tax Adjusted Earnings and post-tax Adjusted Earnings per share calculations assume either that:
–The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
–The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax ,when the impact would be anti-dilutive.
The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to Newmark’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors. Newmark may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest.
The declaration, payment, timing, and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. For more information on any share count adjustments, see the table of this document and/or the Company’s most recent financial results press release titled “Fully Diluted Weighted-Average Share Count for GAAP and Adjusted Earnings.”
MANAGEMENT RATIONALE FOR USING ADJUSTED EARNINGS
Newmark’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of Newmark’s ongoing operations.
Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business and to make decisions with respect to the Company’s operations. The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of Newmark’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.
For more information regarding Adjusted Earnings, see the sections of this document and/or the Company’s most recent financial results press release titled "Reconciliation of GAAP Net Income to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.
ADJUSTED EBITDA DEFINED
Newmark also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted for the following items:
–Net income (loss) attributable to noncontrolling interest.
–Provision (benefit) for income taxes.
–OMSR revenue.
–MSR amortization.
–Compensation charges related to OMSRs.
–Fixed asset depreciation and intangible asset amortization.
–Equity-based compensation and allocations of net income to limited partnership units and FPUs.
–Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans; charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives; and non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.

13

–Other non-cash, non-dilutive, and/or non-economic items, which may, in certain periods, include the impact of any unrealized non-cash mark-to-market gains or losses on “other income (loss)” related to the Nasdaq Forwards, as well as mark-to-market adjustments for non-marketable investments.
–Interest expense.
–The Impact of Nasdaq and the Impact of the 2021 Equity Event, (together, the "Impact of Nasdaq and the 2021 Equity Event"), which are defined above.
MANAGEMENT RATIONALE FOR USING ADJUSTED EBITDA
Newmark’s calculation of Adjusted EBITDA excludes certain items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views excluding these items as a better reflection of the underlying performance Newmark’s ongoing operations. The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating Newmark’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. Newmark believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.
Since Newmark’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing Newmark’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations, because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.
For more information regarding Adjusted EBITDA, see the section of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Net Income to Adjusted EBITDA”, including the related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.
LIQUIDITY DEFINED
Newmark may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, marketable securities, and reverse repurchase agreements (if any), less securities lent out in securities loaned transactions and repurchase agreements. The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice. For more information regarding liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any related footnotes, for details about how Newmark’s non-GAAP results are reconciled to those under GAAP.
NET LEVERAGE DEFINED
Newmark may also use a non-GAAP measure called "net leverage.“ "Net debt", when used, is defined as total corporate debt (which excludes Warehouse facilities collateralized by U.S. Government Sponsored Enterprises), net of cash or, if applicable, total liquidity, while "net leverage", when used, equals net debt divided by trailing twelve month Adjusted EBITDA.
TIMING OF OUTLOOK FOR CERTAIN GAAP AND NON-GAAP ITEMS
Newmark anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:
–Certain equity-based compensation charges that may be determined at the discretion of management .
–Unusual, non-ordinary, or non-recurring items.
–The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices.
–Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end.
–Acquisitions, dispositions, and/or resolutions of litigation, disputes, investigations, enforcement matters, or similar items, which are fluid and unpredictable in nature.

14

NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EARNINGS
BEFORE NONCONTROLLING INTERESTS AND TAXES AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
GAAP net income available to common stockholders	$17,794	$9,947	$15,820	$6,027
Provision for income taxes (1)	8,847	8,356	14,378	12,019
Net income attributable to noncontrolling interests (2)	6,547	4,206	5,620	3,007
GAAP income before income taxes and noncontrolling interests	$33,188	$22,509	$35,818	$21,053

Pre-tax adjustments:
Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (3)	48,749	29,548	125,678	84,805
Other compensation adjustments (4)	487	2,953	1,645	3,863
Total Compensation adjustments	49,236	32,501	127,323	88,668

Non-Compensation adjustments:
Amortization of intangibles (5)	4,522	4,590	13,389	12,627
MSR amortization (6)	30,424	26,706	85,789	80,795
Other non-compensation adjustments (7)	4,676	10,016	12,834	13,733
Total Non-Compensation expense adjustments	39,622	41,312	112,012	107,155

Non-cash adjustment for OMSR revenue (8)	(26,220)	(20,997)	(65,759)	(58,142)

Other (income) loss, net
Other non-cash, non-dilutive, and/or non-economic items (9)	(317)	2,460	(5,940)	10,175
Total Other (income) loss, net	(317)	2,460	(5,940)	10,175

Total pre-tax adjustments	62,321	55,276	167,636	147,856

Adjusted Earnings before noncontrolling interests and taxes ("Pre-tax Adjusted Earnings")	$95,509	$77,785	$203,454	$168,909

GAAP net income available to common stockholders	$17,794	$9,947	$15,820	$6,027
Allocations of net income to noncontrolling interests (10)	6,782	4,498	7,311	4,427
Total pre-tax adjustments (from above)	62,321	55,276	167,636	147,856
Income tax adjustment to reflect Adjusted Earnings taxes (1)	(3,937)	(3,830)	(14,598)	(13,927)

Post-tax Adjusted Earnings to fully diluted shareholders ("Post-tax Adjusted Earnings")	$82,960	$65,891	$176,169	$144,383
Per Share Data:
GAAP fully diluted earnings per share	$0.10	$0.06	$0.09	$0.03

Allocation of net loss to noncontrolling interests	—	—	0.01	0.01
Total pre-tax adjustments (from above)	0.24	0.22	0.66	0.61
Income tax adjustment to reflect adjusted earnings taxes	(0.02)	(0.02)	(0.06)	(0.06)
Other	0.01	0.01	(0.01)	0.00

Post-tax Adjusted Earnings Per Share ("Adjusted Earnings EPS")	$0.33	$0.27	$0.69	$0.59
Pre-tax adjusted earnings per share	$0.37	$0.31	$0.80	$0.69
Fully diluted weighted-average shares of common stock outstanding	254,970	247,240	255,376	243,882

Notes to the above table:

(1) Newmark’s GAAP provision for income taxes is calculated based on an annualized methodology. Newmark includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation, and certain net-operating loss carryforwards. The adjustment in the tax provision to reflect Adjusted Earnings is shown below (in millions):

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	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
GAAP provision for income taxes	$8.8	$8.4	$14.4	$12.0
Income tax adjustment to reflect Adjusted Earnings	3.9	3.8	14.6	13.9
Provision for income taxes for Adjusted Earnings	$12.7	$12.2	$29.0	$25.9
(2) Primarily represents portion of Newmark's net income pro-rated for Cantor and BGC employees' ownership percentage and the noncontrolling portion of Newmark's net income in subsidiaries.
(3) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Issuance of common stock and exchangeability expenses	$30.1	$15.0	$78.0	$42.8
Limited partnership units amortization	8.5	5.6	23.0	20.6
RSU amortization Expense	4.9	5.8	18.7	18.0
Total equity-based compensation	$43.5	$26.4	$119.7	$81.4
Allocations of net income	5.2	3.1	6.0	3.4
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$48.7	$29.5	$125.7	$84.8

(4) Includes compensation expenses related to severance charges as a result of the cost savings initiatives of $0.4 million and $0.4 million for the three months ended September 30, 2024 and 2023, respectively, and $2.5 million and $1.9 million for the nine months ended September 30, 2024 and 2023, respectively. Also includes commission charges related to non-cash GAAP gains attributable to OMSR revenues of $0.1 million and $2.5 million for the three months ended September 30, 2024 and 2023, respectively, and $(0.8) million and $2.0 million for the nine months ended September 30, 2024 and 2023, respectively.
(5) Includes Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.
(6) Adjusted Earnings calculations exclude non-cash GAAP amortization of mortgage servicing rights (which Newmark refers to as “MSRs”). Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings in future periods.
(7) The components of other non-compensation adjustments are as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Lease expense (credits) related to liquidating entities	$0.3	$2.1	$(0.6)	$5.0
Asset impairments	1.1	4.9	4.7	7.8
Unaffiliated third party professional fees and expenses related to legal matters	2.8	0.8	6.6	0.8
Settlements (proceeds) from litigation	3.8	2.0	3.5	(2.5)
Acceleration of debt issuance costs	—	—	2.6	—
Acquisition costs	—	—	—	2.0
Fair value adjustments related to acquisition earn-outs	(3.3)	0.2	$(4.0)	$0.6
	$4.7	$10.0	$12.8	$13.7
(8) Adjusted Earnings calculations exclude non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refers to as "OMSRs"). Under GAAP, Newmark recognizes OMSRs equal to the fair value of servicing rights retained on mortgage loans originated and sold.
(9) The components of non-cash, non-dilutive, and/or non-economic items are as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Loss from the disposition of assets	—	2.4	—	8.7
Unrealized loss on marketable securities (i)	—	0.1	—	0.5
Loss on non-marketable securities (ii)	—	—	—	1.0
Other recoveries and various other GAAP items	(0.3)	—	(5.9)	—
	$(0.3)	$2.5	$(5.9)	$10.2
(i) Includes $1 thousand and $38 thousand of unrealized gain on marketable securities for the three and nine months ended September 30,2024
(ii) Includes $48 thousand of gain on non-marketable investments for the three and nine months ended September 30, 2024.

(10) Excludes the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.

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NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
GAAP net income available to common stockholders	$17,794	$9,947	$15,820	$6,027
Adjustments:
Net income attributable to noncontrolling interests (1)	6,547	4,206	5,620	3,007
Provision (benefit) for income taxes	8,847	8,356	14,378	12,019
OMSR revenue (2)	(26,220)	(20,997)	(65,759)	(58,142)
MSR amortization (3)	30,424	26,706	85,789	80,795
Other depreciation and amortization (4)	14,153	14,757	43,630	41,532
Equity-based compensation and allocations of net income to limited partnership units and FPUs (5)	48,749	29,548	125,678	84,805
Other adjustments (6)	(2,382)	9,150	1,110	14,863
Other non-cash, non-dilutive, and/or non-economic items (7)	(317)	2,460	(5,940)	10,175
Interest expense	15,051	12,156	42,074	37,029
Adjusted EBITDA ("AEBITDA")	$112,646	$96,289	$262,400	$232,110
(1) Primarily represents portion of Newmark's net income pro-rated for Cantor and BGC employees' ownership percentage and the noncontrolling portion of Newmark's net income in subsidiaries.
(2) Non-cash gains attributable to originated mortgage servicing rights.
(3) Non-cash amortization of mortgage servicing rights in proportion to the net servicing revenue expected to be earned.
(4) Includes fixed asset depreciation and impairment of $9.6 million and $10.2 million for the three months ended September 30, 2024 and 2023, respectively, and $30.2 million and $28.0 million for the nine months ended September 30, 2024 and 2023, respectively. Also, includes intangible asset amortization related to acquisitions of $4.5 million and $4.6 million for the three months ended September 30, 2024 and 2023, respectively, and $13.4 million and $12.6 million for the nine months ended September 30, 2024 and 2023, respectively.
(5) Please refer to Footnote 3 under Reconciliation of GAAP Net Income Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and GAAP Fully Diluted EPS to Post-tax Adjusted EPS for additional information about the components of "Equity-based compensation and allocations of net income to limited partnership units and FPUs".
(6) The components of other adjustments are as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Severance charges	$0.4	$0.4	$2.5	$1.9
Assets impairment not considered a part of ongoing operations	—	3.9	1.5	3.9
Commission charges related to non-GAAP gains attributable to OMSR revenues and others	0.2	2.5	(0.8)	1.9
Fair value adjustments related to acquisition earn-outs	(3.3)	0.2	$(4.0)	$0.2
Lease expense (credits) related to liquidating entities	0.3	2.1	$(0.6)	$6.9
Acceleration of debt issuance costs	—	—	$2.6	$—
	$(2.4)	$9.1	$1.1	$14.9
(7) Please refer to Footnote 9 under Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-tax Adjusted EPS for additional information about the components of Other non-cash, non-dilutive, and/or non-economic items.

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NEWMARK GROUP, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
FOR GAAP AND ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Common stock outstanding	170,088	174,129	172,767	173,549
Limited partnership units	51,584	43,163	49,927	40,653
Cantor units	24,909	24,875	24,894	24,754
Founding partner units	2,879	3,087	2,970	3,251
RSUs	5,138	1,463	4,398	1,193
Other	373	523	419	482

Fully diluted weighted-average share count for GAAP	254,970	247,240	255,376	243,882

Adjusted Earnings Adjustments:
Common stock outstanding	—	—	—	—
Limited partnership units	—	—	—	—
Cantor units	—	—	—	—
Founding partner units	—	—	—	—
RSUs	—	—	—	—
Other	—	—	—	—

Fully diluted weighted-average share count for Adjusted Earnings	254,970	247,240	255,376	243,882

___________________________________________________________________________________________________________________________________

NET LEVERAGE
As of September 30, 2024, total corporate debt was $770.4 million (currently consisting of only Long-term debt), which net of total liquidity of $178.7 million, equaled net debt of $591.7 million. $591.7 million divided by trailing twelve month Adjusted EBITDA of $428.6 million equaled a net leverage ratio of 1.4 times. Long-term debt as shown on the balance sheet is net of $4.6M of deferred finance costs.

NEWMARK GROUP, INC.
Other Income (Loss)
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Other items, net	0.3	3.2	5.9	4.1
Other income, net under GAAP	0.3	3.2	5.9	4.1
To reconcile from GAAP other income, exclude:
Other items, net	(0.3)	2.5	(5.9)	10.2
Other income, net for Pre-tax Adjusted Earnings and Adjusted EBITDA	—	5.7	—	14.3
Newmark's Other income (loss), net under GAAP includes equity method investments that represent Newmark's pro rata share of net gains or losses and mark-to-market gains or losses on investments. For the three and nine months ended September 30, 2024, the difference between GAAP and non-GAAP other income included $50 thousand and $38 thousand of unrealized losses on marketable securities, respectively. For the three and nine months ended September 30, 2023 the difference between GAAP and non-GAAP other income was due to net realized and unrealized losses on investments.

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ABOUT NEWMARK
Newmark Group, Inc. (Nasdaq: NMRK), together with its subsidiaries (“Newmark”), is a world leader in commercial real estate, seamlessly powering every phase of the property life cycle. Newmark’s comprehensive suite of services and products is uniquely tailored to each client, from owners to occupiers, investors to founders, and startups to blue-chip companies. Combining the platform’s global reach with market intelligence in both established and emerging property markets, Newmark provides superior service to clients across the industry spectrum. For the twelve months ended September 30, 2024, Newmark generated revenues of over $2.6 billion. As of that same date, Newmark’s company-owned offices, together with its business partners, operated from nearly 170 offices with more than 7,800 professionals around the world. To learn more, visit nmrk.com or follow @newmark.
DISCUSSION OF FORWARD-LOOKING STATEMENTS ABOUT NEWMARK
Statements in this document regarding Newmark that are not historical facts are "forward-looking statements" that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the Company's business, results, financial position, liquidity, and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark's Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q, or Form 8-K.
MEDIA CONTACT:
Deb Bergman
+1 303-260-4307

INVESTOR CONTACTS:
Jason McGruder
Shaun French
+1 212-829-7124

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